Exhibit 4.1

ACUERDO DE CESIÓN DE DERECHOS

En Santiago de Chile, a 27 de enero de 2004 comparecen, ENDESA INTERNACIONAL S.A., constituida y válidamente existente de conformidad con las leyes españolas, compañia con sede en la ciudad de Madrid, y en este acto representada por su apoderado don Luis Rivera Novo, en adelante denominada ENDESA INTERNACIONAL, ambos domiciliados para estos efectos en C/Ribera del Loira, 60-planta 5, sector E, Madrid, España, por una parte, y por la otra, ENERSIS S.A., sociedad anónima constituida y válidamente existente de conformidad con las leyes de la República de Chile, debidamente representada en este acto por don Mario Valcarce Durán, chileno, casado, ingeniero, cédula de identidad N°5.850.972-8, y por don Domingo Valdés Prieto, chileno, casado, abogado, cédula de identidad N°6.973.465-0, en adelante denominada ENERSIS, todos los anteriores domiciliados para estos efectos en Santa Rosa N° 76, Piso 17, Santiago, Chile, se ha convenido el siguiente acuerdo de cesión de derechos.

PRIMERA:	ENERSIS y ENDESA INTERNACIONAL son accionistas directos y/o indirectos, a través de sociedades inversionistas controladas por aquellas, de la sociedad denominada CODENSA S.A. ESP., siendo ésta, una sociedad anónima constituida y válidamente existente de conformidad con las leyes colombianas y con sede en la ciudad de Santafé de Bogotá, en adelante denominada CODENSA.

SEGUNDA:	ENDESA INTERNACIONAL, en virtud de su participación económica, tiene derecho a designar un número de miembros de junta directiva, (en adelante “Directores”) en CODENSA. En este acto, ENDESA INTERNACIONAL cede a ENERSIS, directa o indirectamente, y a titulo gratuito, su derecho a nominar directa o indirectamente Directores en CODENSA.

TERCERA:	La cesión del derecho a nominar Directores se limita al número de Directores necesarios para que ENERSIS, directa o indirectamente, designe la mayoria del directorio, y por tanto, filialice y consolide CODENSA. En caso que por cualquier razón se alterare o modificare la composición o número de Directores de CODENSA, la cesión de derechos antes mencionada se extenderá ipso facto al número necesario para que ENERSIS designe la mayoría del Directorio de CODENSA, y las partes acuerdan tomar al efecto las medidas societarias del caso para reflejar a la mayor brevedad el control indirecto de ENERSIS sobre el respectivo Directorio.

CUARTA:	Las Partes acuerdan que la cesión de que da cuenta el presente instrumento producirá todos sus efectos jurídicos a partir de la fecha de la disolución de Luz de Bogotá S.A., y se extenderá indefinidamente. Sin perjuicio de lo anterior, ENDESA INTERNACIONAL, de manera unilateral, podrá poner término en cualquier momento al presente acuerdo, previo aviso o notificación enviada a ENERSIS al domicilio señalado en la comparecencia con a lo menos 3 años de antelación a la fecha de término deseada. Asimismo, las partes dejan constancia que este acuerdo se resolverá de inmediato, y sin necesidad de aviso o notificación previa, ni de

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estipulación expresa de las partes, en el evento que ENDESA S.A. de España pierda su calidad de controlador directo o indirecto de ENERSIS.

QUINTA:	ENERSIS acuerda no transferir a título alguno los derechos adquiridos en virtud del presente contrato, ni su posición contractual, en favor de ningun tercero, salvo en la medida que cuente con autorización previa y escrita de ENDESA INTERNACIONAL.

SEXCTA:	Las partes acuerdan que este acuerdo estará sometido a las leyes de la República de Colombia.

SÉPTIMA:	Cualquier dificultad que se produzca entre las partes con motivo o por causa del presente acuerdo, sea respecto de su validez, nulidad aplicación, interpretación, resolución o por cualquier otro motivo o causa, será sometida a un árbitro mixto que las partes designarán de común acuerdo. En el evento que no se produjere acuerdo, dicha designación deberá efectuarse por los Tribunales Ordinarios de la ciudad de Santa Fé de Bogotá, Colombia.

OCTAVA:	Para todos los efectos de las comunicaciones entre las partes del presente acuerdo, las partes fijan su domicilio convencional y especial en el siguiente domicilio:

ENERSIS: Santa Rosa 76, Piso 17, Comuna de Santiago, Santiago, Chile.

ENDESA INTERNACIONAL: C/Ribera del Loira, 60-planta 5, sector E, Madrid, España.

Las personerías de los representantes de las partes no se insertan por ser suficientemente conocidas de las mismas.

En prueba de conformidad con su contenido, las partes firman este acuerdo en todas sus páginas, en dos ejemplares, en el lugar y fecha al principio indicados.

pp. Endesa Internacional S.A. Luis Rivera Novo

pp. Enersis S.A. Mario Valcarce Durán		pp. Enersis S.A. Domingo Valdés Prieto